Exhibit 99.1

                           Build-A-Bear Workshop, Inc.
         Closes the Acquisition of the Bear Factory and U.K. Franchisee

    ST LOUIS--(BUSINESS WIRE)--April 3, 2006--Build-A-Bear Workshop, Inc. (NYSE:
BBW), an interactive, entertainment retailer of customized stuffed animals, today announced that it has closed the acquisition of The
Bear Factory Limited, a United Kingdom-based stuffed animal retailer, and the acquisition of Amsbra, Ltd., Build-A-Bear Workshop's franchisee in the U.K.
    Build-A-Bear Workshop had previously announced on March 3, 2006 that it had signed definitive agreements to acquire The Bear Factory and Amsbra, Ltd. The closing of the transactions was subject to receipt of clearance from the U.K. Office of Fair Trade which has been obtained.

    About Build-A-Bear Workshop, Inc.

    Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own-stuffed animal retail-entertainment experience. Founded in St. Louis in 1997, the company currently operates more than 200 stores in the United States and Canada. The addition of franchise stores in Europe, Asia and Australia make Build-A-Bear Workshop the leader in interactive retail. In November 2004, the company expanded the make-your-own concept from stuffed animals to dolls with the opening of its first friends 2B made(R) stores, where Guests can make their own dolls. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $362 million in fiscal 2005. For more information, call 888.560.BEAR (2327) or visit the company's award-winning Web sites at www.buildabear.com and www.friends2bmade.com.


    CONTACT: Build-A-Bear Workshop, Inc., St. Louis
             Investors:
             Molly Salky, 314-423-8000 x5353
             or
             Media:
             Jill Saunders, 314-423-8000 x5379